Exhibit 99.1

COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company	Nov. 5, 2009
419.427.4768
COOPER TIRE NAMES NEW CFO
FINDLAY, OHIO, NOV. 5, 2009 — COOPER TIRE & RUBBER COMPANY (NYSE:CTB) has named Brad Hughes as vice president and chief financial officer.
He succeeds Phil Weaver who, in May, announced his retirement effective at the end of the year. Weaver has served Cooper 19 years and has been chief financial officer since 1999.
Since 2008, Hughes has worked as global product development controller for Ford Motor Co., Dearborn, Mich. A Ford employee since 1986, he previously worked as finance director for Ford’s South America Operations in Sao Paulo, Brazil; director of European Business Strategy and Implementation, Cologne, Germany; European Manufacturing controller, Cologne, Germany; and in other corporate finance and treasury positions. Prior to joining Ford, Hughes worked for Fruehauf Finance Corp., Detroit, Mich.
A Detroit native, Hughes earned a bachelor’s degree in business from Miami University, Oxford, Ohio, and earned a master’s degree in business administration from the University of Michigan Business School, Ann Arbor, Mich.
Chairman, President and CEO Roy Armes said, “Brad Hughes is a solid, seasoned financial executive with broad exposure in several financial disciplines and a wealth of international experience. He has been a consistent high performer in very demanding roles throughout his career. Brad’s global business development experience, coupled with his astute analytical abilities and financial insights, make him an excellent fit for Cooper as we expand the company’s global presence and work to enhance our already-strong financial position.”
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car and light truck tires and subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at www.coopertire.com.